Exhibit 99.3

October 20, 2006

Board of Directors

c/o Mr. Timothy E. Hoeksema

Chairman, CEO and President

Midwest Air Group Inc

6744 South Howell Avenue

Oak Creek, WI 53154

Dear Sirs:

AirTran Holdings, Inc. (“AirTran”) is interested in acquiring all of the outstanding shares of Midwest Air Group, Inc. (“Midwest” or the “Company”) for a consideration, consisting of cash and AirTran common stock, valued at $11.25 per share of Midwest Common Stock. This represents a 37% premium over the average closing price over the last thirty days of Midwest Common Stock. AirTran has reviewed Midwest’s publicly available documents and is prepared to immediately negotiate and enter into a merger agreement providing for a merger with Midwest subject to minimal confirmatory due diligence. We are confident there will not be any regulatory, financing or other obstacles to the consummation of this transaction.

We believe that our proposal is both fair and generous to Midwest stockholders and offers them an opportunity to realize extraordinary value for their shares. Additionally, we believe such a merger would be beneficial to and in the interest, both near and long term, of Midwest’s other stakeholders as well, including the Company, its employees, and the City of Milwaukee. Midwest will benefit from the creation of a larger and more modern fleet with enhanced prospects of long-term revenue and profit growth. We believe that a combined carrier, with greater scale and substantial fleet commonality, will be better prepared to face the pressures of an increasingly competitive domestic airline environment, including the near certainty of industry consolidation. The creation of a stronger carrier will also offer Midwest’s employees a more secure future with new opportunities for advancement and training on modern equipment. Milwaukee will continue to serve as a key hub for the combined company, and region as a whole will benefit from the increased level of connecting service to smaller cities around the state. With this increased level of traffic in and out of Milwaukee, jobs should be created and tax revenues to the City and state are likely to increase.

Accordingly, we believe that we would well serve our respective shareholders by exploring a potential merger between our companies. We also believe that this can be done in an expeditious fashion so as to avoid unnecessary disruption to Midwest’s employees, customers and businesses.

AirTran Airways    9955 AirTran Boulevard    Orlando, FL 32827    Phone 407.251.5600    Fax 407.251-57

Board of Directors

c/o Mr. Timothy E. Hoeksema

Chairman, CEO and President

Midwest Air Group Inc.

October 20, 2006

It is our strong desire to enter into a friendly, negotiated merger agreement. We are, therefore, prepared to meet with you or your representatives to discuss these considerations further and to answer any questions concerning AirTran and this proposal. While this matter is under discussion, we would ask that the Company not take any action that may diminish the value of a combined company, such as entering into a purchase agreement to acquire new or additional aircraft. At this time, we do not intend to make this letter public to your shareholders.

AirTran is working with Morgan Stanley and Credit Suisse as its financial advisors for this transaction. As you can appreciate, with a proposal of this kind, time is of the essence. We hope that you will give our proposal prompt consideration.

Very truly yours,

/s/ Joseph B. Leonard
Joseph B. Leonard Chairman and Chief Executive Officer

Summary of Proposal

Price:	• $11.25/share

Premium:	• 24% to 52-week high
• 37% to average closing price over the last 30 days
• Nearly 5x 52-week low

Consideration:	• A mix of AirTran stock and cash • Possibility of tax-free treatment

Conditions to Sign:	• Minimal confirmatory due diligence including: • Business due diligence • Collateral evaluation • Negotiated merger agreement • AirTran and Midwest board approval

Timing:	• Preliminary response from Midwest by early November • Seek to announce transaction by the end of November • Closing in the first quarter of 2007

AirTran Airways-Midwest Airlines Merger Benefits Analysis

October 2006

AirTran Airways initiated a comprehensive review of the potential for a merger of AirTran and Midwest Airlines; the study includes a review of current performance and industry economics and trends, stand alone vulnerabilities and a detailed plan and forecast of the combined synergies of AirTran and Midwest. This paper is based on publicly available data and represents our analysis and interpretation of that data.

Both AirTran Airways and Midwest face numerous challenges to continued growth and success. Earning cost of capital is among the most significant challenges, made more difficult since 9/11 and compounded by hostile competition from newly restructured legacy carriers and the aggressive expansion of Southwest Airlines. Preparing for renewed and continuing competition and building a stronger foundation for both carriers is critically important.

AirTran Airways Overview

AirTran Airways, a subsidiary of AirTran Holdings, Inc. (AAI), is an Orlando based low cost, passenger airline with principle hub operations at Atlanta’s Hartsfield-Jackson International Airport. AirTran offers more than 650 flights a day to 50 cities in the U.S. and Bahamas in a dual class (business / coach) configuration utilizing all new Boeing 717-200 and 737-700 aircraft. As of September 2006, AirTran operates 120 aircraft (87 B717’s and 33 B737’s) and has the youngest all-Boeing fleet in the U.S. with firm orders for an additional 67 Boeing 737’s. AirTran Airways is the second largest carrier behind Delta at Atlanta with over 235 daily jet departures, nearly double the number of just five years ago. AirTran operates smaller hubs or focus cities at Baltimore-Washington Int’l (second largest carrier behind Southwest Airlines at BWI), Philadelphia, Orlando and Chicago-Midway.

AirTran Airways carried more than 16.5 million passengers in 2005, with revenues exceeding $1.4 billion and produced its seventh consecutive profitable year. In 2005 AirTran Airways grew by 28% and increased unit revenue by more than 8%; strong performance continued through the first half of 2006 with revenue up 38% on 23% more capacity. AirTran is the 11th largest U.S. airline. The company currently has about 7,800 employees (FTE’s). Pilots are represented by the National Pilots Association, an in-house union; Flight Attendants are represented by AFA; Mechanics are represented by the International Brotherhood of Teamsters (IBT), other smaller work groups are represented by the Transport Workers Union. Customer service, ramp and reservations sales agents have repeatedly voted down representation attempts over the past five years.

Midwest Airlines Overview

Midwest Airlines, a subsidiary of Midwest Air Group, Inc. (MEH), is an Oak Creek, WI, based airline with principle operations at Milwaukee’s General Mitchell International Airport, where it is the largest carrier, and Kansas City International Airport. Midwest Airlines has two product offerings; Signature Service, its traditional single class, premium service catering to business travelers, and Saver Service, a new leisure oriented, single class service in seven high volume cities. Both are offered in conjunction with Midwest Connect service (Skyway Airlines), providing feeder traffic and regional service primarily in the upper Midwest.

Midwest currently has a fleet of twenty-five new Boeing 717-200’s and thirteen MD80 aircraft in three configurations. Midwest Airlines revenue exceeded $522 million and it carried more than 3 million passengers in 2005. Midwest and Skyway employed approximately 3,300 people in 2005, with pilots and flight attendants represented by ALPA and AFA, respectively. In 2004 the mechanics and related employees voted down representation by the IBT.

Industry Outlook

The airline industry has been in decline since before the tragic events of September 11, 2001. The economic slow down that began in late 2000 has continued to hamper the industry’s efforts to recover. There are a number of factors which tend to indicate that the “recovery” will result in an industry with little resemblance to that of pre-9/11. While most legacy carriers reduced capacity following 9/11, low cost and specialty carriers have grown, most successfully, and now account for approximately 32% of domestic industry capacity.

	Domestic ASM Shares*
	1995	2000	2005	2006
Southwest	7.4%	8.9%	12.8%	14.2%
Other LCC & Specialty	11.0%	10.9%	18.1%	18.1%
LCC & Specialty Total	18.4%	19.8%	30.9%	32.3%

*	Scheduled Available Seat Miles, ASMs (000)

This expansion has resulted in a much broader spectrum of low fares; a return to high yielding days of 1999-2000 is unlikely.

More recent yield trends are more a necessity of historically high aviation fuel prices and reduced capacity, than a fundamental change in industry pricing.

The industry yield decline, which began in 2000, has only recently reversed trends due primarily to the increase in fuel prices.

A broad restructuring of the industry is now underway. Several carriers remain in bankruptcy while others have recently exited. The merger of America West Airlines and US Airways may be the first step in an industry consolidation. In one of the more extraordinary moves, Southwest Airlines dramatically modified its 34 year old business formula to code share with a bankrupt ATA and gain control of Chicago’s Midway Airport. Shortly thereafter Southwest began offering service from two large hub markets, Philadelphia and Pittsburgh, and more recently Denver.

As the restructuring unfolds, smaller carriers will face increasingly larger network competitors with significantly lower cost structures. Flexibility and the means to respond to new competition will be required for successful growth and profitability in the future, but most important is the need to create a strong and diverse network.

Competitive Dynamics in Milwaukee

Midwest Airlines has a strong history and widely acknowledged in-flight service that has allowed it to succeed for more than 28 years. Historically the Midwest product offering, Signature Service, has been able to support a yield premium versus the industry. More recently, there has been a permanent change in pricing, resulting from the growth of low cost competition and online travel distribution giving consumers the ability to acquire knowledge of options and leverage that knowledge in purchase decisions.

Note: for comparison purposes both YX and Industry Unit Revenue (RASM) are adjusted to 1000 mile length of haul.

As the industry has moved to a lower fare base, competitive pressures have increased. Combined with changes in consumer buying trends, even Midwest’s historic unit revenue premium versus the industry has eroded from more than 35% to less than 3% in 2005.

Midwest is well positioned in Milwaukee (MKE), having a majority of departures and a strong local following. From its inception Midwest has faced varying degrees of competition from Northwest Airlines (NW) at MKE. Since filing bankruptcy, NW has reduced departures at MKE by 50% and weekly seats by nearly 30%.

MKE Scheduled Capacity For All Airlines; July 2006 v 2005

	Ops/Week				Seats/Week
Airline	Jul06	Jul05	Diff	Pct Chg	Jul06	Jul05	Diff	Pct Chg
Delta	206	167	39	23.35	10,958	14,318	-3,360	-23.47
AirTran	94	70	24	34.29	10,998	8,190	2,808	34.29
Continental	168	158	10	6.33	8,374	7,796	578	7.41
AirTran	24	24	0	0.00	1,200	1,200	0	0.00
America West	28	28	0	0.00	3,752	3,752	0	0.00
Frontier	28	28	0	0.00	3,696	3,696	0	0.00
Midwest	1,832	1,838	-6	-0.33	105,246	103,060	2,186	2.12
US Airways	96	108	-12	-11.11	4,800	6,940	-2,140	-30.84
American	174	206	-32	-15.53	8,592	10,308	-1,716	-16.65
United	126	208	-82	-39.42	6,664	11,388	-4,724	-41.48
Northwest	250	500	-250	-50.00	34,084	47,342	-13,258	-28.00
TOTAL	3,026	3,335	-309	-9.27	198,364	217,990	-19,626	-9.00

This reduction in competitive capacity at MKE has resulted in improved Unit Revenue trends recently for Midwest, but nonetheless highlights the vulnerability of a concentrated hub network to revenue dilution. Through its bankruptcy, NW is aggressively reducing its long term cost structure and will be a far more formidable competitor in the future. Despite its Chapter 11 restructuring, NW has affirmed its leases at MKE leaving them a very real competitive threat in the future.

Future Competitive Threats Will Differ

The vulnerability for both Midwest and AirTran is a lack of size relative to legacy and other growth airlines.

While low cost carrier presence at MKE is relatively small today, it is not likely to remain that way. Milwaukee is too large and attractive a market for new entrants, both because of and despite its proximity to Chicago. MKE is the 51st largest airport in the U.S. based on O&D traffic with 7.2 million passengers; Southwest serves 80% of the airports ranked 50 through 75. Southwest currently flies to 22 of the top 25 markets from MKE either directly or through a secondary airport such as Manchester and Providence versus Boston.

Similarly, with congestion at Chicago and limited facilities at both O’Hare and Midway, it is increasingly likely that jetBlue will enter the MKE market as alternate airport for the region. It would be likely that jetBlue would add service from their New York-JFK hub and potentially from Boston using either the Airbus A320 or new 100 seat regional jets.

In the past, Northwest’s service, even with only Regional Jets, has proven just effective enough to marginalize yields at MKE. Although irrational, this “harm the competitor mentality” is a strategy that a post-bankruptcy Northwest will be able to deploy more readily and sustain.

With approximately 53% of Midwest Airlines’ 2005 passenger revenue derived from MKE the need for revenue diversification is clear.

A well conceived plan for any hub market has to assume that Southwest and jetBlue will add competition at some point over the next several years. Frontier never believed that Southwest would come to Denver; likewise US Airways believed that Southwest wouldn’t enter Philadelphia. Given the size of the Atlanta market, AirTran has to assume that if the opportunity and facilities exist, Southwest will come to Atlanta as well. While Milwaukee would not likely be a large focus city for Southwest, even 15-20 departures from MKE into the SWA network will have a negative impact of more than $12.5 million a year on Midwest’s bottom line P&L.

Although jetBlue is not as formidable a competitor as Southwest, its entry in Milwaukee will have distinct impact on several key market; most notably New York, Boston and Washington.

Growth is necessary at MKE to ensure a dominate position and unit revenue improvement and in MCI to diversify the network and expand the reach of the airline. The issue is the ability to grow internally and fend off competition, both from legacy carriers and prepare for ever increasing low cost carrier expansion, specifically the seemingly inevitable entry of Southwest and/or jetBlue.

A Simple and Effective Strategy

AirTran Airways has historically had a simple plan for flexible and efficient growth focused on keeping costs low and diversifying its revenue base. The goal of the route structure diversification is to reduce its dependency on any singe revenue source and have greater control over its own destiny. Still, AirTran Airways continues to face very high levels of competition. At its primary hub in Atlanta, Delta is again growing capacity while restructuring in bankruptcy and from Southwest Airlines in key cities like Baltimore, Chicago and Orlando.

AirTran Airways Stats	1998	2006e
Aircraft	42	120
Daily Departures	278	678
ASMs*	5.4 billion	19 billion
Annual Passengers*	5.5 million	20.4 million
Cities Served	30	50
Revenue*	$439 million	$1.9 billion
Cash Balance	$11 million	$400 million +
Profits	No	Yes

*	Estimates for 2006

AirTran Airways’ growth plan is based on expanding the core hub, developing focus cities in key markets (PHL in 2000, BWI in 2001-2, MCO in 2003-5, MDW in 2005) and building network strength. AirTran now has 15 cities with 5 or more nonstop destinations and 14 cities with a dozen or more daily departures. Future growth and expansion is funded with the 2003 order of Boeing 737-700s, an order placed at the market low, which ensures predictable low costs for the life of the fleet.

Benefits of an AirTran Airways – Midwest Airlines Merger

Quite simply, Midwest Airlines and AirTran Airways are stronger together than they are as stand alone entities. Combining the strengths of both companies, leveraging assets and positions in key cities, improves competitiveness and allows both companies to control their own destiny, rather than managing on the hope that factors we can’t control don’t undermine success.

Midwest Airlines and AirTran Airways have each built successful business models that have won accolades for service and efficiencies. Both carriers have an established history of serving both large metropolitan markets as well as small to midsize communities. The challenges for each carrier are similar; competing against much larger carriers, maintaining efficiencies, providing quality service in an increasingly difficult economic and competitive environment, while managing growth and profitability. Both airlines have a culture that is driven for success and quality.

Business Product

While there are product differences, those differences have somewhat converged over the past several years. AirTran Airways has worked hard to upgrade its fleet, service levels and image – this has culminated in the 2nd place ranking in Airline Quality Ratings established by the University of Nebraska and Wichita State University study for two years in a row as well as Entrepreneur Magazine’s Airline of Year for four of the last five years. The AirTran business model is focused on new aircraft, low costs, low fares and good customer service delivered by great people; with a product emphasis on items most highly valued by business travelers: assigned seating, business class, large overhead bins and an aggressive corporate & frequent traveler program.

Midwest Airlines Signature Service offers two-by-two business class seating and in-flight amenities. Signature Service has consistently won the awards for in-flight quality, including Travel & Leisure magazine named Midwest Airlines “Best Domestic Airline” for six of the last nine years.

Midwest’s product has evolved over the past three years as it has gone through its restructuring. Saver Service has been introduced and we believe the move towards a two class configuration is a strong possibility in the future.

Both carriers have a business model that targets business travelers, with a fare structure designed to stimulate price sensitive leisure travelers as well. Both carriers introduced cost effective in-flight entertainment systems, AirTran Airways is the launch carrier for XM Satellite Radio and Midwest Airlines has introduced the digEplayer system on certain flights.

The key to continued success for AirTran Airways and Midwest Airlines is maintaining low cost structures and building a defensible route network – goals more likely attained together than as independent airlines.

Fleet Commonality & Route Network Synergies

Midwest is in the midst of a top to bottom review of their fleet – AirTran’s fleet plan provides a ready, quick and low cost solution. Many experts would view the existence of the B717 fleets at AirTran or Midwest as detriments to participating in a consolidating industry because they are not compatible with the fleets operated at most North American carriers. However, there are natural synergies by combining the world’s two largest B717 fleets which will drive increased efficiencies and lower costs for the combined carrier. The carriers route networks are complementary with limited overlap. Midwest Airlines’ MKE operation provides the upper-Midwest hub that AirTran needs to expand and AirTran’ fleet of 737-700s, both current and planned deliveries, provides the aircraft that Midwest needs for growth and lower costs.

AirTran Airways Fleet Plan

Year	B717	B737	Total
2005	85	21	106
2006	87	40	127
2007	87	57	144
2008	87	75	162
2009	87	88	175
2010	87	100	187

The 737-700 is exceptionally fuel efficient, more than 30% better than an MD80, and has the range to fly from either MKE to MCI to any point in the U.S, Canada as well as parts of Mexico and the Caribbean. AirTran’s fleet delivery schedule, slightly more than one aircraft per month, provides the critical mass necessary for growth in a cost effective and reasonable time frame.

The combination of Midwest and AirTran results in an airline with approximately 1,036 daily departures with 173 unique nonstop markets between 74 cities across the United States. The growth potential in the first year, assuming some efficiencies in common airports and a replacement of the MD80 fleet with the 737, would add 14 to 16 new non-stop routes and about 70 new daily departures. Second year growth would include another 20 new nonstop routes and about 100 additional departures.

Initial focus is on fleet rationalization and gaining the efficiencies derived with the retirement and replacement of the MD80 aircraft. Most of the growth of the combined Midwest-AirTran occurs through 1) the expansion of the MKE hub, approximately 12 new nonstop markets and more than 40 additional mainline departures, 2) continue building the focus city in MCI with 11 new nonstop markets and about 20 more departures and 3) continued expansion of the ATL hub, both into markets served by Midwest and with the addition of new cities.

Key Market Growth

	Current AirTran-Midwest	Two Year Potential
(Departures / Nonstop Markets
Atlanta	232 /49	264 /54
Milwaukee*	151 /41	183 /55
Kansas City	32 / 13	50 / 26
Total Network	1022 / 158	1206 / 198

*	Assumes no change in Midwest Connect frequency; subject to change following further analysis

The city of Milwaukee would benefit from a nearly 51% increase in daily seats through a combination of 21% more flights with an average of 26 more seats per aircraft, and the addition of approximately 16 to 17 additional aircraft (a combination of 717 and 737-700s) and corresponding employment increases. Potential new nonstop destinations include Seattle, Detroit and other markets across the U.S., Mexico and Caribbean. This growth could create more than 1,000 new jobs.

Capacity growth in Kansas City would more than double with eleven new nonstop markets, 18 to 20 additional daily departures; making the combine Midwest-AirTran the largest carrier in terms of destinations from MCI and second largest carrier in departures at MCI behind Southwest. This growth would require an additional 11 to 12 aircraft and equivalent employees.

The spoke markets are where the greatest market synergies can be gained through this combination. Midwest currently averages about 1.5 nonstop destinations per spoke city, while AirTran has grown to now have an average of 3 nonstop destinations per non-hub market, that number would grow to just over 4 nonstop destinations per market for the combined carrier. More important, the real strength is the improved breadth of service. In a market such as Boston, where AirTran is well positioned to Atlanta, Baltimore, Chicago and Philadelphia, as well as new service beginning this winter to Orlando, Ft. Lauderdale and Ft. Myers, the addition of the Milwaukee and Kansas City hub service would greatly enhance the ability of the combined carrier to compete for passengers and revenue to upper-Midwest and West coast markets. In essence, the combined Midwest-AirTran could take passengers in the Northeast to almost anywhere in the U.S. In addition, the strength of the network would make it much more difficult for competitive entry in key markets. This would be equally true in most other regions of the country as a result of well positioned hubs. Improved spoke city presence dramatically improves the quality and effectiveness of each carrier’s frequent traveler loyalty program and credit card programs.

The combined carrier would be a truly national low fare network airline with a fleet of nearly 200 jet aircraft within two years. This network would have the breadth and efficiencies to compete with any carrier. On average, each city served (excluding hubs) would have about 8.5 daily departures to about 4 destinations. This level of efficiency drives high asset utilization and generally ensures that from any market served, the carrier could carry a passenger to nearly any other point in the network with a single connection.

Summary

There are natural synergies between Midwest Airlines and AirTran Airways. The route networks of each carrier are highly complementary; a combination of carriers with limited overlapping routes, leading to more service from the combined network almost immediately.

The fleet commonality of the 717 will increase efficiencies and the 737-700 delivery plan provides the means necessary to both cost effectively replace the MD80 aircraft and grow the combined network.

Projected revenues for the combined network would be approximately $3.0 billion in 2007 and more than $3.4 billion in 2008. Unit cost for the combined carrier, on a non-fuel basis and stage length adjust basis, would be 12% lower than current Midwest levels.

This low fare network would be highly competitive with solid and consistent growth and profit potential. The combination of the AirTran Airways hub in ATL and network presence in the Eastern U.S. with the Midwest hub in MKE and presence across the upper-Midwest, provides a stable base of operations from which to grow. The combined networks can add services more efficiently by providing multiple destinations and well positioned hubs, substantially reducing the risk of expansion. These synergies create breadth of service to effectively compete and network strength to provide security for shareholders, employees and investors.

AirTran Airways currently has approximately 63 employees (Full-Time Equivalents) per aircraft. Based on this level, total employment for the combined carrier would exceed 12,000 within two years, thus not only ensuring the continued employment of current crew members, but increased employment in key cities like Atlanta, Milwaukee and Kansas City.

The combined carrier would be well positioned on day one with approximately 870 daily departures to 77 cities, including Skyway service, creating marketing synergies with increased departures per city. More important, this breadth of service substantially improves the combined frequent traveler program’s strength; increased destinations per market and the ability to carry a passenger from any city in the route network logically to almost any other city in the network greatly improves the competitiveness of the loyalty programs. The stronger the loyalty program, the more revenue it generates in terms of partnership opportunities – Visa/MasterCard and others – as well as improved revenue share in spoke markets.

Both carriers have entrepreneurial cultures rooted in consumer value, efficiency and cost consciousness. Combined the carriers can successfully compete in a manner neither can do independently. Together, AirTran Airways and Midwest Airlines can establish a solid foundation for a quality low cost, low fare network for customers, creating value for shareholders, and stability and growth for employees.